Exhibit 99.(a)(3)

MassMutual Access Pine Point Fund

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

WHEREAS, THE UNDERSIGNED constitute at least a majority of the Trustees of MassMutual Access Pine Point Fund (the “Trust”), a Delaware statutory trust organized and existing under the laws of the State of Delaware pursuant to a Certificate of Trust dated May 24, 2021, as amended and restated in its entirety on December 13, 2021, and an Agreement and Declaration of Trust dated May 24, 2021, as amended and restated in its entirety on December 13, 2021 (the “Declaration of Trust”);

WHEREAS, the Trustees have agreed to change the name of the Trust to “Barings Access Pine Point Fund” effective September 27, 2022;

NOW THEREFORE, the undersigned do hereby amend Article I, Section 1.1 of the Declaration of Trust in its entirety to read as follows:

Name

Section 1.1. The name of the trust governed hereby is “Barings Access Pine Point Fund” in which name, or other name from time to time as the Trustees may determine, the Trustees shall conduct the business and activities of the Trust and execute all documents and take all actions authorized herein. The Trustees may, without Shareholder approval, change the name of the Trust or any class and adopt such other name as they deem proper.

*     *     *

This instrument may be executed in several counterparts, each of which may be deemed an original, but all taken together shall constitute one instrument.

[The rest of the page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have signed this instrument on this 27th day of September, 2022.

/s/ Jill Dinerman	/s/ Mark F. Mulhern
Jill Dinerman	Mark F. Mulhern

/s/ Thomas W. Okel	/s/ Jill Olmstead
Thomas W. Okel	Jill Olmstead